Exhibit 99.B(m)(5)

Baillie Gifford Funds

FOURTH AMENDED AND RESTATED ADMINISTRATION, SUPERVISORY AND SUB-ACCOUNTING SERVICES

PLAN FOR CLASS K AND INSTITUTIONAL CLASS SHARES

ADOPTED PURSUANT TO RULE 12B-1

Effective December 19, 2019

This amended and restated Administration, Supervisory and Sub-Accounting Services Plan (the “Plan”) constitutes a plan adopted pursuant to Rule 12b-1 relating to the Class K and Institutional Class (each a “Class”, and collectively the “Classes”) shares (the “Shares”) of the Funds listed on Exhibit I hereto (collectively, the “Funds”), each a series of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”).

Section 1.  The Trust, on behalf Class K and Institutional Class Shares of each Fund, will pay to Baillie Gifford Overseas Limited (“BGOL”), a company incorporated in Scotland, a fee (the “Administration and Supervisory Fee”) for services rendered and expenses borne by BGOL in connection with the provision of services to current holders of record and/or beneficial owners of Class K and Institutional Class Shares of the Funds, as described in the Administration and Supervisory Agreement between the Trust and BGOL (the “Administration and Supervisory Agreement”).  Subject to the Administration and Supervisory Agreement and subject to the provisions of Section 8 hereof, the Administration and Supervisory Fee shall be as approved from time to time by (a) the Board of Trustees of the Trust (the “Board”) and (b) the Independent Trustees.  The Administration and Supervisory Fee shall be computed, accrued and paid monthly or at such other intervals as the Board shall determine.  BGOL intends to retain the Administration and Supervisory Fee as compensation for its services under this Agreement.

Section 2. Pursuant to a Sub-Accounting Services Agreement between the Trust, on behalf of each Fund, and BGOL, the Trust, on behalf of Institutional Class Shares of each Fund, will pay directly to third-parties providing services to the beneficial holders of Institutional Class Shares (“Sub-Accounting Agents”), and/or will reimburse BGOL or a designated affiliate of BGOL for payments BGOL or such affiliate makes to Sub-Accounting Agents for such services, in amounts approved from time to time by (a) the Board and (b) the Independent Trustees.

Section 3.  This Plan or any amendments thereto shall not take effect until it has been approved by votes of the majority of (a) the Board and (b) the Independent Trustees, in each case cast in person at a meeting called for the purpose of voting on this Plan.  This Plan shall continue in effect for a period of more than one year after the date this Plan takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of (a) the Board and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

Section 4.  Notwithstanding the effectiveness of this Plan upon votes required by Section 3 hereof, in no event shall the Trust make any payments under this Plan unless and until the Board has specifically authorized and approved such payments by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) the Board and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such payments.

Section 5.  Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6.  This Plan may be terminated at any time with respect to any Class or Fund by vote of a majority of the Independent Trustees, or by a majority of the outstanding voting securities of the relevant Class or Fund.

Section 7.  All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A.                                That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Trust or the relevant Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B.                                 That such agreement shall terminate automatically in the event of its assignment.

Section 8.  This Plan may not be amended to increase materially the amount of Fund payments permitted pursuant to Section 1 or Section 2 hereof without approval in the manner provided for the continuation of this Plan in Section 3 hereof. This Plan may also not be amended to contemplate payments by the Trust for distribution or to increase materially the amount to be spent for distribution without shareholder approval.

Section 9. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

EXHIBIT I

Baillie Gifford Asia Ex Japan Fund (formerly known as The Asia Ex Japan Fund)
Baillie Gifford China A Shares Fund
Baillie Gifford Developed EAFE All Cap Fund (formerly known as The EAFE Pure Fund)
Baillie Gifford EAFE Plus All Cap Fund (formerly known as The EAFE Choice Fund)
Baillie Gifford Emerging Markets Equities Fund (formerly known as The Emerging Markets Fund)
Baillie Gifford Global Alpha Equities Fund (formerly known as The Global Alpha Equity Fund)
Baillie Gifford Global Stewardship Equities Fund (formerly known as The Global Select Equity Fund)
Baillie Gifford International Alpha Fund (formerly known as The International Equity Fund)
Baillie Gifford International Concentrated Growth Equities Fund (formerly known as The International Concentrated Growth Fund)
Baillie Gifford International Growth Fund (formerly known as The EAFE Fund)
Baillie Gifford International Smaller Companies Fund (formerly known as The International Smaller Companies Fund)
Baillie Gifford Long Term Global Growth Fund (formerly known as The Long Term Global Growth Equity Fund)
Baillie Gifford Multi Asset Fund (formerly known as The Multi Asset Fund)
Baillie Gifford Positive Change Equities Fund (formerly known as The Positive Change Equity Fund)
Baillie Gifford U.S. Equity Growth Fund (formerly known as The U.S. Equity Growth Fund)